EXHIBIT 4.3 (b)

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 30, 2007, is entered into by and between Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and The Bank of New York, as rights agent (the “Rights Agent”), pursuant to Section 27 of the Rights Agreement, dated as of March 28, 1991, as amended and restated as of December 8, 2000, and as further amended to date (as so amended and restated and further amended, the “Rights Agreement”), between the Company and the Rights Agent (as successor to Fleet National Bank).

WHEREAS, Section 27 of the Rights Agreement provides that at any time when the Rights (as defined in the Rights Agreement) are redeemable, the Company may in its sole absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights; and

WHEREAS, the Rights are currently redeemable, and a majority of the whole Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to provide for uncertificated shares of the Company’s Common Stock as set forth herein; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company hereby certifies that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and hereby directs the Rights Agent to execute this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement. Sections 3(a) and 3(c) of the Rights Agreement are hereby amended to read in their entirety as follows, respectively:

(a) Until the Distribution Date, (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders of the Common Stock or, for Common Stock held in book-entry accounts through the direct registration service of the Company’s transfer agent, by such book-entry accounts (together with a direct registration transaction advice with respect to such shares) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights

Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date (other than any Person referred to in the first sentence of Section 7(e)), at the address of such holder shown on the records of the Company, one or more Rights Certificates, evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein, or shall credit the book-entry account of such holder with such Rights and shall send a direct registration transaction advice with respect to such Rights to such holder. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates or such credits to the book-entry accounts, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed, or only whole numbers of Rights are credited to book-entry accounts, and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates or such book-entry credits and related direct registration transaction advices. In the event the Company elects to distribute any Rights by crediting book-entry accounts, the provisions in this Agreement that reference Rights Certificates shall be interpreted to reflect that the Rights are credits to the book-entry accounts, that separate Rights Certificates are not issued with respect to some or all of the Rights, and that any legend required on a Rights Certificate may be placed on the direct registration transaction advice with respect to certain Rights.

* * * * * *

(c) Rights have been and shall be issued in respect of all shares of Common Stock that have been or are issued (whether originally issued or delivered from the Company’s treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22 hereof, after the Distribution Date. Certificates issued representing such shares of Common Stock that shall so become outstanding or shall be transferred or exchanged after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date shall also be deemed to be certificates for Rights, and shall bear either the legend set forth in Section 3(c) of the Original Agreement or in Section 3(c) of other prior versions of this Agreement, or the following legend:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Cabot Oil & Gas Corporation (the “Company”) and The Bank of New York (the “Rights Agent”) dated as of March 28, 1991, as amended and restated as of December 8, 2000, as it may from time to time be further supplemented or amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by or transferred to any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), and certain transferees thereof, will become null and void and will no longer be transferable.

Each book-entry account for such shares of Common Stock that shall so become outstanding or shall be transferred or exchanged after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date shall also be deemed to include the associated Rights, and the direct registration transaction advice with respect to such shares shall bear the following legend:

Each security covered by this Advice includes certain rights to purchase Series A Junior Participating Preferred Stock of Cabot Oil & Gas Corporation (the “Company”) and entitles the holder thereof to certain Rights as set forth in the Rights Agreement between the Company and The Bank of New York (the “Rights Agent”) dated as of March 28, 1991, as amended and restated as of December 8, 2000, as it may from time to time be further supplemented or amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire or may be evidenced by separate certificates or be covered by separate book-entry credits and will no longer be covered by this Advice or be evidenced by a certificate representing a security covered by this Advice. The Company will mail to the holder of the security covered by this Advice a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights beneficially owned by or transferred to any person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), and certain transferees thereof, will become null and void and will not longer be transferable.

With respect to such shares of Common Stock described in this Section 3(c), until the earlier of the Distribution Date or the Expiration Date, the Rights associated with the Common Stock represented by such certificates or held in such book-entry accounts shall be evidenced by such certificates or such book-entry accounts (together with the direct registration transaction advice with respect to such shares) alone, and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any shares of Common Stock, whether by transfer of physical certificates or book-entry transfer, shall also constitute the transfer of the Rights associated with the Common Stock.

Section 3. Miscellaneous.

(a) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(e) Except to the extent specifically amended hereby, the provisions of the Rights Agreement shall remain unmodified, and the Rights Agreement as amended hereby is confirmed as being in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK, as Rights Agent

By:
Name:
Title: